Exhibit 99.2

[GRAPHICS OMITTED]                                                 Press Release
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                                 Contact:          Jamie Tully/Kara Findlay
                                                   Citigate Sard Verbinnen
                                                   (212) 687-8080/(312) 895-4700


              FOAMEX NAMES THOMAS M. HUDGINS TO BOARD OF DIRECTORS

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LINWOOD, PA, November 12, 2004 - Foamex  International Inc. (NASDAQ:  FMXI), the
leading manufacturer of flexible polyurethane and advanced polymer foam products in North America, announced today that Thomas M. Hudgins has been named to the Company's Board of Directors, effective immediately. Mr. Hudgins will also serve on the Board's Audit Committee. The Company also announced that Mr. Henry Tang has stepped down from the Board.

Raymond E. Mabus, Chairman of the Board, said, "I am delighted that Tom has agreed to serve as a Director of Foamex. Tom has extensive experience in public accounting and the knowledge he brings to the Company will be integral in helping Foamex create greater value for our stakeholders."

Mr. Hudgins said, "Foamex is the industry leader in the development and marketing of flexible polyurethane foam and I look forward to working with the Board, management team and talented workforce to expand the Company's leadership and help it execute on its growth plan."

Mr. Hudgins, 65, retired from Ernst & Young LLP in 2002. While with the firm, he held various senior management positions, including Managing Partner of the New York office and lead partner of the New York office's financial services practice, during which time he was coordinating partner for a number of major financial services clients, including American Express and Morgan Stanley. In addition, Mr. Hudgins also served on the firm's international executive committee for its global financial services practice and was a member of the predecessor firm's Accounting and Auditing Standard Committee and Board of Partners. Mr. Hudgins joined Ernst & Young's predecessor firm in 1963. He earned a bachelor's degree in mathematics from Davidson College and an MBA from Harvard University.

Mr. Hudgins currently serves as a member of the Enterprise Foundation's New York Advisory Board and the Board of The Bridge Inc.

Mr. Mabus added, "I would like to thank Henry for his service to the company, which was greatly valued. We understand that he wanted to focus his time and energy on other pursuits and we wish him the best of luck in his future endeavors."


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About Foamex  International  Inc.
Foamex, headquartered in Linwood, PA, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.